Exhibit 99.1

First Amendment to Amended and Restated Trust Agreement

This amendment, dated as of June 29, 2012 (the “Amendment”) to that certain Amended and Restated Motors Liquidation Company GUC Trust Agreement, dated as of June 11, 2012 (the “Amended and Restated Trust Agreement”), is executed by Wilmington Trust Company, as trust administrator and trustee (in such capacity, the “GUC Trust Administrator”) and FTI Consulting Inc., as GUC Trust Monitor, in accordance with Section 13.13 of the Amended and Restated Trust Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Trust Agreement.

W I T N E S S E T H

WHEREAS, on May 23, 2012, the Motors Liquidation Company GUC Trust (the “Trust”) received the No-Action Relief, as defined in the Amended and Restated Trust Agreement, permitting the issuance of transferable Units, and such Units were subsequently issued in transferable form on or about June 12, 2012; and

WHEREAS, Section 6.2(a) of the Amended and Restated Trust Agreement provides that the GUC Trust Reports shall be filed with the Bankruptcy Court no later than thirty days following the end of each fiscal quarter, except that the GUC Trust Report for the end of any fiscal year may be filed no later than forty-five days following the end of such fiscal year; and

WHEREAS, pursuant to the No-Action Relief and Section 6.3 of the Amended and Restated Trust Agreement, the Trust will be required to file Form 10-Qs with the SEC no later than forty-five days following the end of each fiscal quarter and a Form 10-K with the SEC no later than ninety days following the end of each fiscal year (collectively, the “Securities Filings”); and

WHEREAS, it is anticipated that the Securities Filings will contain substantially all of the information presently reported in the GUC Trust Reports, and that maintaining separate filing dates for the GUC Trust Reports and the Securities Filings may lead to confusion among GUC Trust Beneficiaries and will be burdensome and costly for the Trust; and

WHEREAS, it is now desirable to conform the dates for the required filings of both the GUC Trust Reports and the Securities Filings; and

WHEREAS, pursuant to 13.13(b) of the Amended and Restated Trust Agreement, the GUC Trust Administrator has filed, out of an abundance of caution, a motion with the Bankruptcy Court seeking, inter alia, approval of this Amendment; and

WHEREAS, this Amendment shall become effective upon a Final Order of the Bankruptcy Court and execution by the appropriate signatories to this Amendment.

NOW, THEREFORE, in accordance with Section 13.13 of the Amended and Restated Trust Agreement the Amended and Restated Trust Agreement is hereby amended as follows:

1.	The second sentence of Section 6.2(a) shall be deleted in its entirety and replaced with the following:

The GUC Trust Reports shall be filed with the Bankruptcy Court and provided to the GUC Trust Monitor and DIP Lenders no later than forty-five days following the end of each fiscal quarter, except that the GUC Trust Report for the end of any fiscal year may be filed, provided and posted no later than ninety days following the end of the fiscal year.

Except as expressly amended hereby, the Amended and Restated Trust Agreement shall remain unmodified and in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be duly executed by their respective officers, representatives, or agents as of the date first above written.

Wilmington Trust Company, as GUC Trust Administrator and Trustee:

By:
Name: David A. Vanaskey, Jr. Title: Vice President

FTI Consulting, Inc., as GUC Trust Monitor:

By:
Name: Anna Phillips Title: Senior Managing Director

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